Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Leigh J. Abrams, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS FIRST QUARTER RESULTS

White Plains, New York - May 5, 2008 - Drew Industries Incorporated (NYSE: DW) reported today its operating results for the first quarter ended March 31, 2008.

Drew, a leading supplier of components for recreational vehicles (RV) and manufactured homes, reported net income of $9.1 million, or $0.41 per diluted share, for the 2008 first quarter, a 5 percent decrease from net income of $9.6 million, or $0.44 per diluted share, for the 2007 first quarter.

Net sales in the first quarter of 2008 declined 8 percent to $159 million from net sales of $173 million in last year’s first quarter. Drew attributed the reduction in its net sales primarily to decreased industry production in the RV market, with wholesale shipments of travel trailers and fifth wheel RVs, Drew’s primary market, down 8 percent year-over-year for the first three months of 2008. Further, industry production of manufactured homes declined 3 percent year-over-year.

Because of the seasonality of the RV and manufactured housing industries, the Company’s results in the first and fourth quarters are normally the weakest, while second and third quarter results are traditionally stronger.

“The aggressive steps we took in cutting costs and improving efficiencies in 2007 enabled Drew to perform well this quarter, despite difficult economic and industry conditions,” said Leigh J. Abrams, Drew’s President and CEO. “However, we continue to face profit pressure as raw material costs have been sharply increasing during 2008. Since late last year, the cost of flat-rolled steel has nearly doubled, structural I-beam is up more than 30 percent, and aluminum has increased more than 25 percent. Assuming the cost of raw materials remains at these high levels, these cost increases will have an annualized affect on our cost of sales of $60 million to $70 million. However, we are currently implementing price increases with customers to help offset these cost increases.”

“Results this quarter include pre-tax profit of $1.2 million related to asset sales offset by expenses related to pending litigation which commenced in January 2007. In the 2007 first quarter, similar items aggregated pre-tax profit of approximately $0.2 million,” said Fred Zinn, Drew’s Executive VP and CFO. “Further, our strong cash flow over the past year enabled us to reduce interest expense this quarter by $0.8 million compared to the 2007 first quarter.”

Recreational Vehicle Products Segment
Drew supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products, electric stabilizer jacks, suspension systems, leveling systems, steps, exterior panels and ramp doors for RVs, as well as specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment. More than 90 percent of Drew’s RV segment sales are components for towable RVs, with the balance comprised of specialty trailers and components for motor homes. In the first quarter of 2008, Drew’s RV segment represented 78 percent of consolidated net sales, and 85 percent of total segment operating profit.

“According to recent dealer surveys, inventories of towable RVs have declined since last year at this time, but are still higher than dealers prefer in light of reduced demand. As a result, RV dealers are reducing their orders for new RVs from our customers,” said Abrams. “With the continuing economic downturn affecting consumer discretionary purchases, and tight credit markets, we are expecting a soft RV market in the coming months.”

Drew’s RV segment reported sales of $124 million in the 2008 first quarter, a decrease of 4 percent from the $129 million of sales reported in the comparable period in 2007. During the same period, there was an 8 percent decline in industry-wide wholesale shipments of travel trailers and fifth wheel RVs, including a 14 percent decline in March. Wholesale shipments of motorhomes, components for which represent 3 percent of Drew’s RV segment sales, were down 25 percent in the first quarter of 2008.

Recent acquisitions added approximately $4 million to RV segment sales this quarter, offset by a sharp decline in specialty trailer sales due to an industry-wide decline in sales of small boats, particularly on the West Coast. “While we’re disappointed with the recent contraction of the boat trailer market, we have improved efficiencies in these operations through facility consolidations and cost reductions, and we anticipate sales growth and better profitability in this product line when these markets eventually recover as consumer confidence improves,” said Jason Lippert, President and CEO of Drew’s Lippert Components subsidiary.

“Through acquisitions, new product introductions and our position as an increasingly important supplier to leading RV manufacturers, we increased our product content for travel trailers and fifth wheel RVs to $1,760 per unit for the last 12 months, compared to $1,633 per unit in the prior 12 month period,” said Abrams. “Our product content for motorhomes was $241 per unit during this period. Average product content for all types of RVs increased to $1,353 per unit for the last 12 months, compared to $1,244 per unit in the prior 12 month period. Since product content is an indication of our market share growth, we are pleased with this trend.”

Operating profit of Drew’s RV segment in the 2008 first quarter decreased 12 percent year-over-year to $14.3 million, causing the operating profit margin of this segment to decline 1.0 percent compared to the first quarter of 2007.

Drew reported the decline in operating profit was greater than typically expected for the $5 million sales decline, due primarily to modest increases in several cost categories, including health and workers compensation insurance, supplies and maintenance, as well as certain selling, general and administrative costs such as stock option expense, amortization and fuel, which more than offset a temporary decline in the cost of certain raw materials purchased at the end of 2007. However, since the end of 2007, steel and aluminum costs have increased substantially. To the extent not offset by sales price increases to our customers, these higher costs will negatively affect RV segment operating profit in the second quarter of 2008.

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry. The Company’s MH segment accounted for approximately 22 percent of net sales and 15 percent of total segment operating profit in the first quarter of 2008.

“In January and February 2008, industry production of manufactured homes seemed to have stabilized, with industry production up 2 percent,” said David L. Webster, President and CEO of Drew’s Kinro subsidiary. “However, industry production dropped 11 percent in March, causing the first quarter of 2008 to be down 3 percent. The first quarter of 2008 included an 18 percent rise in production of single-section manufactured homes, while multi-section manufactured home production declined 12 percent. On a positive note, a recent industry report indicated manufactured housing dealer traffic is improving, and manufactured housing lenders are experiencing an increase in mortgage applications. At this point, it is unclear whether these developments will result in a future increase in industry sales.

“We are encouraged by pending legislation to increase FHA lending limits for chattel mortgages for manufactured homes. However, we remain cautious as we wait to see if the legislation passes and how consumer demand develops over the next few months.”

Sales of Drew’s MH segment declined 20 percent year-over-year to $35 million in the 2008 first quarter, compared to the industry-wide 3 percent year-over-year decrease in wholesale shipments of manufactured homes. The larger decrease in Drew’s first quarter sales was partly due to a decline in the average size of the homes produced, causing a reduction in the Company’s content per home. Further, the Company exited certain business in 2007 largely due to inadequate margins. “However, in recent months, we’ve gained market share in this segment,” said Abrams, “and we’re making every effort to continue this trend.”

Segment operating profit margin improved slightly compared to the same period of last year despite the decrease in sales. Drew attributed the improvement primarily to changes in product mix. However, as in the RV segment, raw material costs have increased substantially since the end of 2007. To the extent not offset by sales price increases to our customers, these higher costs will negatively affect MH segment operating profit in the second quarter of 2008.

Balance Sheet and Other Items
Because of strong cash flow and asset management, Drew generated cash of $67 million over the last twelve months, and had cash, net of debt, of $26 million at March 31, 2008.

Accounts receivable remain current, with only 20 days sales outstanding at the end of the quarter. Inventories increased by $3 million compared to the same period last year, as the Company strategically purchased certain raw materials in advance of the recent cost increases, allowing the Company to postpone price increases to customers for as long as possible. Management’s concerted efforts to reduce inventory levels partially offset the impact of these raw material purchases.

Capital expenditures, which were limited to $1.2 million this quarter, are expected to aggregate about $10 million for the full year. Drew reported depreciation and amortization of $4.1 million for the 2008 first quarter, which is expected to aggregate about $17 million for the full year.

In the first quarter of 2008, the Company collected more than $4 million on the sale of three vacant facilities. Drew currently owns eight additional facilities that are vacant and available for sale, with an aggregate book value of $6 million.

In April 2008, the Company sold, for $3.1 million, a $3.9 million mortgage note it had received in a 2006 sale of a facility, which note had been in default. In connection with the sale of this note, during April 2008, the Company received $2.1 million in cash, and will record a gain on the facility sale of $0.9 million in the second quarter of 2008. An additional gain of about $0.8 million will be recorded upon receipt of the balance of the note, which is due in June 2008.

Recent Developments
Drew reported that net sales in April 2008 were down approximately 4 percent year-over-year. April 2008 included an extra shipping day.

On April 8, 2008, the Company reported that Lippert Components had agreed in principle to acquire the assets and business of Goshen, Indiana-based Seating Technology, Inc. and its affiliated companies, which manufacture a full line of sofas and other upholstered furniture, as well as mattresses, primarily for towable RVs. This acquisition adds an entirely new product line for the Company.

Seating Technology’s sales in 2007 were approximately $40 million, a significant increase compared to sales of $11 million in 2003. “Seating Technology has continued to gain market share and grow, despite the recent decline in RV industry-wide sales,” said Jason Lippert. “We anticipate that this acquisition will be immediately accretive to earnings.” The Company is in the process of preparing transaction documents and performing due diligence, which is expected to be completed in 45 to 60 days.

In November 2007, the Company announced that its Board of Directors authorized a stock repurchase of up to one million shares of the Company’s Common Stock. The Company has not repurchased any shares to date, as the Company has been in a trading blackout for most of the period since the Board’s authorization.

“We continue to believe our long-term strategy of market share growth, new product introductions, acquisitions and operational efficiencies will continue to yield positive results,” said Abrams. “We also continue to carefully monitor conditions in our core markets, trends in underlying consumer demand and especially the rising costs of raw materials. Though we may face short-term challenges now, we are confident in our long-term strategy and confident in the experience of our operating management.

“Our strategic acquisitions and operational improvements are expected to significantly benefit Drew when the eventual recovery occurs in our core markets. Our strong balance sheet also positions us to move quickly on strategic opportunities if such opportunities should occur due to the current economic challenges.”

Conference Call
Drew will provide an online, real-time webcast and rebroadcast of its first quarter 2008 earnings conference call on the Company’s website, www.drewindustries.com on Monday, May 5, 2008 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 85217753. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, and axles. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 31 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in the press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income, whenever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors as identified in this press release and in our Form 10-K for the year ended December 31, 2007, and in our subsequent Form 10-Qs filed with the SEC.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, a sales decline in either the RV or the manufactured housing industries, the financial condition of our customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(Unaudited)
	Three Months Ended
	March 31,		Last Twelve
(In thousands, except per share amounts)	2008	2007	Months
Net sales	$159,148	$172,944	$654,829
Cost of sales	121,520	133,772	497,948
Gross profit	37,628	39,172	156,881
Selling, general and administrative expenses	23,297	23,274	93,196
Other income	646	656	697
Operating profit	14,977	16,554	64,382
Interest expense, net	82	912	1,785
Income before income taxes	14,895	15,642	62,597
Provision for income taxes	5,790	6,053	23,314
Net income	$9,105	$9,589	$39,283
Net income per common share:
Basic	$.41	$.44	$1.79
Diluted	$.41	$.44	$1.77
Weighted average common shares outstanding:
Basic	22,014	21,781	21,951
Diluted	22,179	21,958	22,181
Depreciation and amortization	$4,087	$4,465	$17,179
Capital expenditures	$1,201	$2,555	$7,416

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(Unaudited)
	Three Months Ended March 31,
(In thousands)	2008	2007
Net sales
RV Segment	$123,955	$129,132
MH Segment	35,193	43,812
Total	$159,148	$172,944
Operating Profit
RV Segment	$14,254	$16,180
MH Segment	2,510	2,932
Total segment operating profit	16,764	19,112
Amortization of intangibles	(1,053)	(881)
Corporate	(1,950)	(1,887)
Other items	1,216	210
Operating profit	$14,977	$16,554

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)
	March 31,		December 31,
(In thousands, except ratios)	2008	2007	2007
Current assets
Cash and cash equivalents	$50,414	$12,024	$56,213
Accounts receivable, trade, less allowances	33,739	40,331	15,740
Inventories	87,198	83,882	76,279
Prepaid expenses and other current assets	11,061	9,688	12,702
Total current assets	182,412	145,925	160,934
Fixed assets, net	96,625	121,211	100,616
Goodwill	39,591	36,250	39,547
Other intangible assets	31,577	26,977	32,578
Other assets	11,786	6,573	12,062
Total assets	$361,991	$336,936	$345,737
Current liabilities
Notes payable, including current maturities of
long-term indebtedness	$8,750	$9,971	$8,881
Accounts payable, accrued expenses and
other current liabilities	70,174	64,756	62,192
Total current liabilities	78,924	74,727	71,073
Long-term indebtedness	15,600	42,510	18,381
Other long-term obligations	5,896	3,654	4,747
Total liabilities	100,420	120,891	94,201
Total stockholders’ equity	261,571	216,045	251,536
Total liabilities and stockholders’ equity	$361,991	$336,936	$345,737
Current ratio	2.3	2.0	2.3
Total indebtedness to stockholders’ equity	0.1	0.2	0.1

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)
(In thousands)
	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$9,105	$9,589
Adjustments to reconcile net income to cash flows (used for) provided by operating activities:
Depreciation and amortization	4,087	4,465
Deferred taxes	-	(262)
(Gain) loss on disposal of fixed assets	(1,040)	684
Stock-based compensation expense	945	625
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(17,999)	(22,195)
Inventories	(10,919)	(200)
Prepaid expenses and other assets	639	901
Accounts payable, accrued expenses and other liabilities	9,069	17,926
Net cash flows (used for) provided by operating activities	(6,113)	11,533

Cash flows from investing activities:
Capital expenditures	(1,201)	(2,555)
Acquisition of businesses	(44)	(3,472)
Proceeds from sales of fixed assets	4,416	1,936
Other investments	(6)	(11)
Net cash flows provided by (used for) investing activities	3,165	(4,102)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	-	22,613
Repayments under line of credit and other borrowings	(2,912)	(25,812)
Exercise of stock options	61	1,007
Net cash flows used for financing activities	(2,851)	(2,192)

Net (decrease) increase in cash	(5,799)	5,239
Cash and cash equivalents at beginning of period	56,213	6,785
Cash and cash equivalents at end of period	$50,414	$12,024